Exhibit 99.1

Paul Broyer

Candela Corporation

508-358-7400 x435

CANDELA CORPORATION REPORTS RECORD REVENUES,

SOLID PROFITS AND INCREASE IN MARKET SHARE

WAYLAND, MA, August 24, 2005 — Candela Corporation (NASDAQ: CLZR) today reported that its revenues for its fourth fiscal quarter and full fiscal year reached all time highs of $38.6 million and $123.9 million, respectively.  These amounts compare to the previous fiscal periods of $34.2 million and $104.4 million, increases of 13% and 19%.

The Company reported net income for the quarter was $3.2 million or $0.14 cents per share versus $4.3 million or $0.19 cents per share a year earlier.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, said: “We continue to grow the business and take market share.  When our fiscal year began, among the public reporting companies in the aesthetic space, we held a 25% share.  This quarter saw that share grow to 31%.”  Puorro continued: “Through our new exclusive partnership with McKesson, and continued growth of our direct sales force in North American, we expect to further grow our share this coming year.”

The Company’s management team will host a live conference call and webcast at 5:00 p.m. (ET) today to discuss the financial results, and may provide forward-looking guidance for future periods.  The conference call may be accessed in the United States by dialing (866) 814-1914.

The conference call will be simultaneously webcast on Candela Corporation’s investor relations website, which can be accessed at www.candelalaser.com/ir_corp.asp.  Required disclosures regarding financial and other statistical information and non-GAAP financial measures discussed in the conference call, if any, will be available on Candela Corporation’s investor relations website.

About Candela Corporation.  Candela Corporation, an ISO-9001 certified company develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 16 years ago, and currently has an installed base of over 8,500 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran). Visit Candela on the web at www.candelalaser.com.

Safe Harbor Statement:  Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 3, 2004, and subsequent Quarterly Reports on Form 10-Q. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	For the three months ended:		For the year ended:
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Revenue	$38,624	$34,204	$123,901	$104,438
Cost of sales	20,623	16,576	63,153	51,273
Litigation Related Charges	—	—	4,829	—

Gross profit	18,001	17,628	55,919	53,165

Operating expenses:
Research and development	2,024	1,351	6,890	5,302
Selling, general and administrative	12,227	11,185	40,165	33,978
Litigation Related Charges	—	—	773	—

Total operating expenses	14,251	12,536	47,828	39,280

Income from operations	3,750	5,092	8,091	13,885

Other income (expense):
Interest income	235	74	634	289
Other (expense) income	(92)	526	(67)	924

Total other income (expense)	143	600	567	1,213

Income from continuing operations before income taxes	3,893	5,692	8,658	15,098

Provision for income taxes	669	1,371	2,194	4,586

Income from continuing operations	3,224	4,321	6,464	10,512
Discontinued operations:
Loss from discontinued skin care center operations	—	—	—	(298)

Gain (loss) on disposal of Skin Care Center, including revision of leasehold obligations of $1,374 and provision for operating losses of $(3,348) less income tax expense of $(515) and income tax benefit of $1,253.	—	—	859	(2,095)

Net income	$3,224	$4,321	$7,323	$8,119

Net income (loss) per share of common stock:
Basic:
Income from continuing operations	$0.14	$0.20	$0.29	$0.48
Income (loss) from discontinued operations	—	—	0.04	(0.11)

Basic earnings per share	0.14	0.20	0.33	0.37

Diluted:
Income from continuing operations	0.14	0.19	0.28	0.46
Income (loss) from discontinued operations	—	—	0.04	(0.10)
Diluted earnings per share	$0.14	$0.19	$0.32	$0.36

Weighted average shares outstanding	22,454	22,295	22,388	21,902

Diluted weighted average shares outstanding	23,121	23,073	23,073	22,712

CANDELA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(dollars in thousands)

	July 2, 2005	July 3, 2004

Assets

Current assets:
Cash and cash equivalents	$56,582	$37,396
Accounts receivable, net	34,866	34,302
Notes receivable	805	1,151
Inventories	12,676	13,571
Other current assets	1,821	2,184

Total current assets	106,750	88,604

Property and equipment, net	3,240	3,406

Other assets	6,826	8,469

Total assets	$116,816	$100,479

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$11,674	$6,973
Accrued payroll and related expenses	4,830	5,428
Accrued warranty	5,291	4,946
Income taxes payable	2,073	1,844
Other accrued liabilities	5,165	3,586
Current liabilities of discontinued operations	1,302	1,019
Deferred income	6,037	3,421
Total current liabilities	36,372	27,217

Other long-term liabilities	5,668	3,945
Long-term liabilities of discontinued operations	437	2,548
Total long-term liabilities	6,105	6,493

Stockholders’ equity
Common stock	248	246
Less: Treasury stock	(12,997)	(12,997)
Additional paid-in capital	54,027	53,069
Accumulated earnings	33,346	26,023
Cumulative translation adjustment	(285)	428
Total stockholders’ equity	74,339	66,769

Total liabilities and stockholders’ equity	$116,816	$100,479